Citigroup Capital XII	Filed pursuant to Rule 433
80,000,000 Capital Securities	File Nos. 333-157459, 333-157459-02
8.500% Fixed Rate/Floating Rate Trust Preferred Securities (TruPS®)
$25 Liquidation Amount
Guaranteed By Citigroup Inc. To The Extent Set Forth In The Prospectus

Terms and Conditions:

Issuer:	Citigroup Capital XII, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Guarantee:	$25 liquidation amount per trust preferred security, guaranteed by Citigroup Inc. to the extent set forth in the Prospectus.

Amount:	80,000,000 trust preferred securities (the “Capital Securities”) (or a total of 92,000,000 if the underwriters exercise their option to purchase up to 12,000,000 additional Capital Securities in full)

Ratings:	Ba1 (Negative) / BB- (Negative) / BB- (Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 10, 2010

Settlement Date:	March 17, 2010 (T+5 days)

Maturity:	March 30, 2040

Liquidation Amount:	$25 per Capital Security

Public Offering Price:	100% per Capital Security

Net Proceeds to Citigroup:	$1,953,938,925 (before expenses)

Coupon and Interest Payment Dates:	From March 17, 2010 to but excluding March 30, 2015, 8.500% per annum payable quarterly in arrears on each March 30, June 30, September 30 and December 30, beginning June 30, 2010 (long first coupon). From and including March 30, 2015, to but excluding maturity, three-month LIBOR plus 5.870% per annum payable quarterly in arrears on each March 30, June 30, September 30 and December 30, beginning June 30, 2015. Following business day convention through and including March 30, 2015; modified following business day convention thereafter.

Interest Determination Date:	Second London banking day prior to each floating rate interest period from and including March 30, 2015.

Day Count:	From March 17, 2010 to but excluding March 30, 2015, 30/360; from and including March 30, 2015, Actual/360

Deferral of Interest:	Payments on the Capital Securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the Issuer. Citigroup may so defer interest for up to 5 years but not beyond the maturity or the earlier redemption of the junior subordinated debt securities.

Redemption at Issuer’s Option:	Subject to the approval of the Federal Reserve or the agency with primary oversight of regulatory capital for Citigroup Inc. (the “Capital Regulator”), if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, at any time on or after March 30, 2015, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Special Event Redemption:	In addition to the Redemption at Issuer’s Option described above and subject to the approval of the Capital Regulator, if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, in whole or in part, at any time after the occurrence of an Investment Company Event, a Regulatory Capital Event, or a Tax Event at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Defeasance:	Applicable to the junior subordinated debt securities. Provisions of Article 4 of the Indenture apply

Sinking Fund:	Not applicable

Listing:	Application will be made to list the Capital Securities on the New York Stock Exchange

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC Wells Fargo Securities, LLC

Capital Securities CUSIP/ISIN:	17315D204 / US17315D2045

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-157459. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.